EXHIBIT (a)(1)

                            BT FINANCIAL CORPORATION
                               BT Financial Plaza
                                 551 Main Street
                            Johnstown, PA 15907-1146

                           OFFER TO PURCHASE FOR CASH
       UP TO 1,668,329 SHARES OF COMMON STOCK OF BT FINANCIAL CORPORATION
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

BT FINANCIAL CORPORATION IS:

o offering to purchase up to 1,668,329 shares of our common stock in a tender offer, and
o offering to purchase these shares at a price not greater than $20.00 nor less than $18.00 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

o specify the price between $18.00 and $20.00 at which you are willing to tender your shares,
o     specify the amount of shares you want to tender, and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 1,668,329 shares or such lesser number of shares as are tendered,
o if the number of shares tendered at or below the selected price is not more than 1,668,329, we will purchase all these shares at that price, and
o if the number of shares tendered at or below the selected price is more than 1,668,329, we will purchase shares at the selected price
      o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
      o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed in Section 7.

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the information agent/dealer manager makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This document contains important information about our offer. We urge you to read it in its entirety.

                      The dealer manager for our offer is:
                          KEEFE, BRUYETTE & WOODS, INC.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

      o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

      o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Laurel Trust Company, the depositary for our offer,

      o if you want to tender shares held in the BT Financial Automatic Dividend Reinvestment Plan, you should follow the instructions and complete the boxes set forth in the letter of transmittal to instruct the program administrator to tender your shares, or

      o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but

      o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

      o     you cannot comply with the procedure for book-entry transfer, or

      o your other required documents cannot be delivered to the depositary by the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

      TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $18.00 per share.

      If you have any questions or need assistance, you should contact Keefe, Bruyette & Woods, which is the information agent and the dealer manager for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.


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                                TABLE OF CONTENTS

SECTION                                                                  PAGE
Summary                                                                    4

Forward-Looking Statements                                                 8

BT Financial's Tender Offer                                                9

      Section 1.  Number of Shares; Price; Priority of Purchase            9

      Section 2.  Recent Developments; Purpose of Our Offer               12

      Section 3.  Procedures for Tendering Shares                         14

      Section 4.  Withdrawl Rights                                        20

      Section 5.  Purchase of Shares and Payment of Purchase Price        21

      Section 6.  Conditional Tender Procedures                           22

      Section 7.  Conditions of Our Offer                                 23

      Section 8.  Price Range of Shares; Dividends; Our Rights            24
                  Agreement

      Section 9.  Source and Amount of Funds                              26

      Section 10. Information About Us                                    27

      Section 11. Information About Our Shares; Interest of Directors;    38
                  and Executive Officers

      Section 12. Effects of Our Offer on the Market                      38

      Section 13. Legal Matters; Regulatory Approvals                     39

      Section 14. United States Federal Income Tax Consequences           39

      Section 15. Extension of Our Offer; Termination; Amendment          42

      Section 16. Fees and Expenses                                       43

      Section 17. Miscellaneous                                           44


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                                     SUMMARY

      We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

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WHO IS OFFERING TO        BT Financial Corporation ("BT Financial").  We are
PURCHASE MY               offering to purchase up to 1,668,329 shares of our
SHARES?                   outstanding common stock and the associated
                          preferred share rights.  See Section 10.

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WHAT IS THE PURCHASE      The price range for our offer is $18.00 to $20.00.
PRICE?
                          We are conducting the offer through a procedure commonly called a "modified Dutch Auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

                          We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will allow us to buy up to 1,668,329 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures. No separate consideration will be paid for the associated preferred share purchase rights.

                          If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $18.00 per share. See Section 1.

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WHAT ARE THE "ASSOCIATED  The associated preferred share purchase rights were
PREFERRED SHARE           issued to all shareholders but are not represented by
PURCHASE RIGHTS"?         a separate document. Instead, they are represented by
                          the certificates for your shares of common stock.
                          Unless the context otherwise requires, all references to shares include the associated preferred share purchase rights, and, unless these rights are redeemed prior to the expiration of our offer, a tender of shares will include a tender of the associated rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

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HOW AND WHEN WILL I BE    If your shares are purchased in our offer, you will
PAID? be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 1, 3, 5 and 14.

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HOW MANY SHARES WILL BT   We will purchase up to 1,668,329 shares in our
FINANCIAL PURCHASE IN     offer, or approximately 10% of our outstanding
ALL?                      common stock.  We also reserve the right to purchase
                          additional shares up to 2% of the outstanding
                          shares, subject
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                          to applicable legal requirements. Our offer is not
                          conditioned on any minimum number of shares being tendered. See Section 1.

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IF I TENDER MY SHARES,    All the shares that you tender in our offer may not
HOW MANY OF MY SHARES     be purchased even if they are tendered at or below
WILL BT FINANCIAL         the purchase price we select.  If more than
PURCHASE?                 1,668,329 shares are tendered at or below the
                          selected purchase price, we will purchase shares based on the following order of priority:

                          o First, we will purchase shares from all holders of "odd lots" of less than 100 shares (including any shares held in our automatic dividend reinvestment plan, but not including any shares held in our 401(k) or defined benefit plans) who properly tender all of their shares at prices equal to or below the selected price.

                          o Second, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described in
                                Section 6. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

                          As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.

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HOW WILL BT FINANCIAL     We would need a maximum of $33,366,580 to purchase
PAY FOR THE               1,668,329 shares at the highest price of $20.00.  We
SHARES?                   have received commitments from SunTrust Bank Atlanta
                          and The Northern Trust Company to lend us approximately $30 million. We will use this cash and other cash we have available to pay for the shares we purchase in this offer. See Sections 2 and 9.

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HOW LONG DO I HAVE TO     You may tender your shares until our offer expires.
TENDER MY SHARES TO BT    Right now, the offer is scheduled to expire on
FINANCIAL?                Tuesday, October 31, 2000, at 5:00 p.m., New York
                          City time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See Sections 1 and 15.

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CAN I TENDER SHARES IN    No. Participants in either the BT Financial
MY PENSION PLAN           Corporation 401(k) Plan for Banking Employees or the
ACCOUNT(S)?               BT Financial Corporation Defined Benefit Plan for
                          Banking Employees may not tender any of the shares allocated to their account(s). Rather, Laurel Trust
                          Company, as trustee of both plans, will decide whether to tender, and, if so, how many shares to tender and the prices at which to tender. Laurel
                          Trust Company has informed us that they do not intend to tender any shares held in either the BT
                          Financial Corporation 401(k) Plan for Banking
                          Employees or the BT Financial Corporation Defined
                          Benefit Plan for Banking Employees.  See Section 3.

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HOW WILL I BE NOTIFIED    If our offer is extended, we will make a public
IF BT FINANCIAL EXTENDS   announcement before 9:00 a.m., New York City time, on
THIS OFFER?               the first business day after the offer was scheduled
                          to expire.  See Section 15.
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WHAT ARE THE CONDITIONS   Our obligation to accept and pay for your tendered
TO BT FINANCIAL'S         shares is conditioned upon the satisfaction or
OFFER?                    waiver of the conditions described in Section 7 of
                          this document.  See Section 7.

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HOW DO I TENDER MY        To tender your shares, you must complete one of the
SHARES? actions described under "Important Procedures" on the inside front cover of this document before our offer expires.

                          You may also contact the information agent/dealer manager or your broker for assistance. The contact information for the information agent/dealer manager is on the back page of this document.

                          See Section 3 and the instructions to the letter of transmittal.

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ONCE I HAVE TENDERED      Yes.  If you tender your shares and change your
SHARES IN THE OFFER,      mind, you may withdraw your shares at any time
CAN I CHANGE MY           before our offer expires.
MIND?
                          In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Wednesday,
                          November 29, 2000.  See Section 4.

                          To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                          Section 3.  See Section 4.

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WHAT DO BT FINANCIAL AND  Our board of directors has approved this offer.
ITS BOARD OF DIRECTORS    However, neither we nor our board of directors nor
THINK ABOUT THIS          the information agent/dealer manager is making any
OFFER?                    recommendation regarding whether you should tender
                          or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender any of their shares in our offer.
                          See Section 2.

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WHAT IS A RECENT MARKET   Our common stock is traded on the NASDAQ - National
PRICE OF MY BT FINANCIAL  Market System under the symbol "BTFC."  On September
SHARES? 25, 2000, a date close to the date of this document, the closing price of our common stock on the NASDAQ was $16.50. We urge you to obtain more current market quotations for your shares. See Section 8.

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

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WILL I HAVE TO PAY        If you are a registered shareholder and tender your
BROKERAGE COMMISSIONS OR  shares directly to the depositary, you will not need
STOCK TRANSFER TAX IF I   to pay any brokerage commissions.  If you hold shares
TENDER MY SHARES TO BT    through a broker or bank, however, you should ask
FINANCIAL?                your broker or bank to see if you will be charged a
                          fee to tender your shares.  See Section 3.

                          If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

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WHAT ARE THE UNITED       Generally, you will be subject to United States
STATES FEDERAL INCOME     federal income taxation when you receive cash from us
TAX CONSEQUENCES IF I     in exchange for the shares you tender.  The cash you
TENDER MY SHARES TO BT    receive will be treated either as:
FINANCIAL?
                          o     a sale or exchange eligible for capital gains
                                treatment; or
                          o     a dividend subject to ordinary income tax
                                rates.

                          See Section 14.

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WHOM DO I CONTACT IF I    Our information agent/dealer manager can help
HAVE QUESTIONS ABOUT BT   answer your questions.  The information
FINANCIAL'S OFFER?        agent/dealer manager is Keefe, Bruyette & Woods,
                          Inc. Their contact information appears on the back page of this document.

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                                       7

                           FORWARD-LOOKING STATEMENTS

      This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of BT Financial Corporation and other companies. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

      o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

      o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

      o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

      o changes in deposit flows, loan demand or real estate values may adversely affect our business;

      o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

      o general economic conditions, either nationally or in some or all of the states in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

      o     legislation or regulatory changes may adversely affect our business;

      o technological changes may be more difficult or expensive than we anticipate;

      o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

      o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

      All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                           BT FINANCIAL'S TENDER OFFER

SECTION 1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

      GENERAL. On the terms and subject to the conditions of our offer, we will purchase 1,668,329 shares of our common stock, including the associated preferred share purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $20.00 nor less than $18.00 per share, net to the seller in cash, without interest.

      The term "expiration date" with respect to our offer means 5:00 p.m., New York City time, on Tuesday, October 31, 2000, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

      In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $20.00 nor less than $18.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.125. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $18.00.

      As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $18.00 and $20.00 net per share in cash, without interest, that will enable us to purchase 1,668,329 shares, or such lesser number of shares as are properly tendered.

      Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 1,668,329 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See
Section 15.

      All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

      On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

      You may withdraw your shares from our offer by following the procedures in
Section 4.

      If we:


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

      o     increase or decrease the range of prices to be paid for shares,

      o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock,

      o     decrease the number of shares being sought in our offer, or

      o     materially change the fees to be paid to our dealer managers,

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $18.00 the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $18.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

      Unless the context otherwise requires, all references to shares in this document and the documents related to our offer include the associated preferred share purchase rights, and, unless the rights are redeemed prior to the expiration date of our offer, a tender of shares will also be a tender of the associated preferred share purchase rights. See Section 8 for a description of the rights and the agreement under which the rights were issued.

      OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

      PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 1,668,329 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

      Upon the terms and conditions of our offer, if more than 1,668,329 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

      o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

            o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

            o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in
      Section 6, all other shares properly tendered at prices


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

      equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

      As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 1,668,329 properly tendered shares at prices equal to or below the purchase price.

      As we noted above, we may elect to purchase more than 1,668,329 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

      ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (including any shares held in our automatic dividend reinvestment plan, but not including any shares held in our 401(k) or defined benefit plans) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in Section 3.

      This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to any shares held in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees.

      Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

      We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in our offer by the number of shares purchased through the exercise of this right, subject to applicable law.

      PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent/dealer manager and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

SECTION 2. RECENT DEVELOPMENTS; PURPOSES OF OUR OFFER.

      DEVELOPMENTS. On September 26, 2000 we announced that, as a result of a comprehensive review, our board of directors had had approved the following initiatives intended to enhance future growth and provide increased shareholder value:

      o This "modified Dutch auction" tender offer for a portion of the shares of our common stock,

      o The adoption of a new name for us, Promistar Financial Corporation, effective November 15, 2000,

      o The reorganization of our banking and financial services to a multi-channel, market-driven delivery system, and

      o     The investment in a new e-commerce strategy.

      These initiatives may or may not be successful in increasing shareholder value. See our discussion of "Forward Looking Statements."

      Each of these initiatives is discussed at greater length below.

      NAME CHANGE. Effective November 15, 2000, we will begin operating under the new name "Promistar Financial Corporation". Our NASDAQ ticker symbol will become "PRFC" to reflect our name change. The 73 branches of our subsidiary, Laurel Bank, will operate under the name of "Promistar Bank", and our subsidiaries, Laurel Trust Company and Laurel Investment Advisors, will operate as the "Promistar Trust Company" and the "Promistar Investment Advisors", respectively.

      CORPORATE REORGANIZATION. To maintain our competitive advantage, we will reorganize into a multi-channel, market-driven organization that we believe will blend new technology-based delivery alternatives with a more efficient branch system. This will allow us to build a portfolio of branded businesses around a distinct delivery platform and to allocate resources where potential returns are the greatest.

      INTERNET BANKING. On November 15, 2000, our new Internet banking services will debut at http//:www.promistar.com. The explosion in Internet use is driving the demand for alternative delivery systems. We have made significant investments to maintain our electronic banking presence at the cutting edge of technology. By anticipating and creating e-commerce solutions to customer needs, we believe that we will be well-positioned to exploit future business opportunities.

      PURPOSES OF OUR OFFER. Given our newly announced initiatives, we believe that shareholder value will be enhanced and that investment in our common stock is a valuable investment opportunity. We are initiating our offer to enable you to decide whether you desire to continue to be invested in BT Financial and take part in our new initiatives or whether you desire to obtain current value for your shares.

      We believe that the purchase of shares is an attractive use of a portion of BT Financial's available capital on behalf of our shareholders and is consistent with our long-term goal of increasing shareholder value. We believe we have adequate sources of capital, including the financing that we propose to enter into in connection with this offer, to complete the share repurchase and pursue business opportunities.

      Over time, our profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating a variety of alternatives to utilize more efficiently our capital base and to attempt to maximize shareholder value, our management and board of directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to accomplish the desired objectives.

      The offer is designed to restructure our balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and shares outstanding. Based upon the current market price of our shares, we believe the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that BT Financial and our wholly-owned subsidiary bank, Laurel Bank, will continue to maintain the highest regulatory standards for capital.

      EFFECTS OF THE OFFER. As we described above, this offer will reduce the number of issued and outstanding shares of common stock of BT Financial. Accordingly, if you do not tender, your percentage ownership interest in BT Financial after the offer will be greater than your percentage ownership interest before the offer.

      Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

      You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer on the NASDAQ or otherwise. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer.

      We do not have any current plans to purchase more shares of our common stock. We may, however, do so in the future through purchases in the open market, private transactions or other tender offers or through any other means. Future purchases may be on terms that are more or less favorable to shareholders than this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until ten business days after the expiration date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

      Shares that we acquire in our offer will be retained as treasury stock, and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NASDAQ or any securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

      NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT/DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT

WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. WE HAVE BEEN INFORMED THAT NONE OF OUR DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

      OTHER TRANSACTIONS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

      o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

      o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

      o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

      o any class of our equity securities ceasing to be authorized to be quoted in the NASDAQ automated quotations system operated by a national securities association,

      o any class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934,

      o     a suspension of our obligation to file reports under the Exchange
            Act,

      o     a change in our present board of directors or management,

      o     a material change in our corporate structure or business,

      o     an acquisition or disposition by any person of our securities, or

      o a change in our certificate of incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

      Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

      PROPER TENDER OF SHARES. For your shares to be properly tendered, either
(1) or (2) below must happen:

      (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

            o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below or (c) in the case of shares held in our automatic dividend reinvestment plan, completion of the appropriate sections of the letter of transmittal, and

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe below, and

            o     any other documents required by the letter of transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price At Which You Are Tendering":

            o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $18.00 per share.

            o If you wish to indicate a specific price (in multiples of $0.125) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

      If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4 at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

      In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

      If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

      Participants in our automatic dividend reinvestment plan should follow the instructions in the letter of transmittal to tender properly shares held in their program account.

      ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

      o the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

      o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the letter of transmittal.

      On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

      o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

      o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

      METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

      o certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described below or, in the case of shares held in our dividend reinvestment program, completion of the appropriate sections of the letter of transmittal,

      o any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the automated tender offer program, and

      o     any other documents required by the letter of transmittal.

      THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER/INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of our offer at the book-entry transfer facility within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer.

Even if delivery of shares is made through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur:

      (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message as described below in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the automated tender offer program, and

            o     any other documents required by the letter of transmittal; or

      (2) The guaranteed delivery procedure described below must be followed.

      Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against them.

      Participants in the book-entry transfer facility also may tender their shares in accordance with the "automated tender offer program" to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by the letter of transmittal and that we may enforce such agreement against them.

      GUARANTEED DELIVERY. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

      o     the tender is made by or through an eligible guarantor institution;

      o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

      o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

            o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above or (c) in the case of shares held in our automatic dividend reinvestment plan, completion of the appropriate sections of the letter of transmittal, and

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type we describe above in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" we describe above, and

            o     any other documents required by the letter of transmittal.

      PENSION PLANS. If you are a participant in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees you may not tender any of the shares allocated to your account(s). Rather, Laurel Trust Company, as trustee of both plans, will decide whether to tender, and, if so, how many shares to tender and the prices at which to tender. Laurel Trust Company has informed us that as of the date hereof they do not intend to tender any shares held in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees.

      These plans are prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if Laurel Trust Company, as trustee of both plans, elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration date, the tender price elected by Laurel Trust Company will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NASDAQ on the expiration date. In addition, our Retirement Plan Committee, as a fiduciary for these pension plans, has the authority to revoke tender directions if it determines that sale of the shares may not meet the standards of the Employee Retirement Income Security Act of 1974.

      The proceeds received from any tender of shares from a participant's pension plan account will be reinvested pro rata in accordance with the participant's current investment directions for new contributions to that plan. However, if the participant's current investment directions for new contributions provide that some or all of the contributions are to be invested in our common stock, then that portion of the tender proceeds will be invested in a money market fund. Once the tender proceeds have been credited to the participant's pension plan account, the participant may reallocate his or her investments among the various investment funds under the pension plan in the usual manner.

      AUTOMATIC DIVIDEND REINVESTMENT PLAN. If you are a participant in our automatic dividend reinvestment plan and you wish to tender shares held in your plan account, you must complete the box in the letter of transmittal entitled "Tender of Shares Held in BT Financial Automatic Dividend Reinvestment Plan." Shares credited to your plan account under the automatic dividend reinvestment plan will be tendered by Laurel Trust Company, as administrator of the program, according to the instructions provided in the appropriate places in the letter of transmittal. As with the tender of other shares, shares in program accounts for which the program administrator has not received timely instructions prior to the expiration date of our offer will not be tendered. You may direct that all or a portion of the shares held in your program account be tendered by the program administrator. All of our directors and executive officers have informed us that they do not intend to tender any shares held by them in our automatic dividend reinvestment plan into our offer.

      The automatic dividend reinvestment plan is available only to shareholders of record. Accordingly, the participants in the automatic dividend reinvestment plan will receive all documents furnished to shareholders generally in connection with the offer. No additional documents will be delivered. You are urged to read the letter of transmittal carefully.

      DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent/dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

      o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

      o     the tender of shares complies with Rule 14e-4.

      It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

      o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

      o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

      RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

      FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

      Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the letter of transmittal.

      TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

      For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.

      LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Laurel Trust Company, the transfer agent for our shares, at 800-542-5978 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Laurel Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

SECTION 4. WITHDRAWAL RIGHTS.

      Shares tendered may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn at any time after 12:00 midnight, New York City time, on Wednesday, November 29, 2000. Except as otherwise provided in this Section 4, tenders of shares are irrevocable.

      For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

      If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures.

      All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent/dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

      If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

      Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

      o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

      o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

      For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

      Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 1,668,329 shares, subject to increase or decrease as provided in Sections 1 and 15, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $18.00 and $20.00 per share.

      We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

      In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date.

      We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer in
Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 14 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

SECTION 6. CONDITIONAL TENDER PROCEDURES.

      Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

      If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 1,668,329 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,668,329, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,668,329 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

SECTION 7. CONDITIONS OF OUR OFFER.

      Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after September 29, 2000 and before our acceptance for payment of properly tendered shares, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment makes it inadvisable for us to proceed with our offer or with acceptance for payment:

      o there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

      o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

            o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

            o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

      o     there has occurred any of the following:

            o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

            o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

            o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories;

            o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

            o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock;

            o any change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries; or

      o we shall have failed to enter into definitive agreements to borrow up to at least an aggregate of $30,000,000 from SunTrust Bank Atlanta and/or The Northern Trust Company.

      The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE RANGE OF SHARES; DIVIDENDS; OUR RIGHTS AGREEMENT.

      SHARE PRICES. Our common stock is traded in the over-the-counter market and is listed in the NASDAQ - National Market System under the trading symbol "BTFC." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NASDAQ and the cash dividends declared per share of our common stock. The data below has been adjusted to reflect the 5% stock dividend distributed on February 1, 2000 and the 2-for-1 stock split effected in the form of a stock dividend distributed on May 1, 1998.

                                       HIGH        LOW       DIVIDEND
--------------------------------------------------------------------------------
1998
--------------------------------------------------------------------------------
      First Quarter                   $27.262     $23.333     $0.14
--------------------------------------------------------------------------------
      Second Quarter                   29.524      23.571      0.15
--------------------------------------------------------------------------------
      Third Quarter                    27.143      20.952      0.15
--------------------------------------------------------------------------------
      Fourth Quarter                   27.619      22.619      0.16
--------------------------------------------------------------------------------
1999
--------------------------------------------------------------------------------
      First Quarter                   $28.333     $24.286     $0.16
--------------------------------------------------------------------------------
      Second Quarter                   26.667      22.738      0.17
--------------------------------------------------------------------------------
      Third Quarter                    24.524      20.00       0.19
--------------------------------------------------------------------------------
      Fourth Quarter                   26.488      20.00       0.19
--------------------------------------------------------------------------------
2000
--------------------------------------------------------------------------------
      First Quarter                   $22.50      $14.625     $0.20
--------------------------------------------------------------------------------
      Second Quarter                   20.75       14.00       0.21
--------------------------------------------------------------------------------
      Third Quarter, through           19.063      15.625      0.21
      September 25, 2000
--------------------------------------------------------------------------------

      On September 25, 2000, a date close to the date of this document, the closing price of our common stock on the NASDAQ was $16.50. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

      RIGHTS AGREEMENT. Each share of BT Financial common stock has attached to it one right issued pursuant to the Rights Agreement, dated as of March 27, 1991, between BT Financial and BT Management Trust Company, as rights agent.

      Each right entitles its holder to purchase four one-thousandths (.004) of a share of BT Financial Series A Preferred Stock at an exercise price of $17.85, after the distribution date, which is after the close of business on the tenth day following the earlier to occur of:

      o the date on which a person or group of affiliated or associated persons ("acquiring person"), other than (A) us, (B) any of our subsidiaries, (C) any employee benefit plan or employee stock plan of

            BT Financial or of any subsidiary of BT Financial, (D) any trust or trustee, or person acting as trustee or other entity organized, appointed, established or holding BT Financial's voting stock pursuant to the terms of any such plan or (E) any person or group of affiliated or associated persons which is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its or their beneficial ownership of voting stock of BT Financial, whether or not such person or group has filed a Statement on Schedule 13G, unless such person or any of its affiliates or associates has filed a Statement on Schedule 13D with respect to beneficial ownership by any one or more of them of 10% or more of the voting power of BT Financial ("exempt person"), has acquired, or obtained the right to acquire, beneficial ownership of shares of voting stock having 10% or more of the voting power of BT Financial and the public announcement of such, or

      o the commencement of, or public announcement of an intention to make, a tender or exchange offer (other than a tender or exchange offer by an Exempt Person) which, if consummated, would result in the beneficial ownership of shares of voting stock having 10% or more of the voting power of BT Financial, even if no shares are actually purchased pursuant to such offer.

The rights will expire on the earlier of:

      o     the close of business on April 15, 2001,

      o     redemption, as described below, or

      o     an exchange for common stock, as described below.

      The number of shares of our Series A Preferred Stock issuable upon exercise of the rights and the exercise price are subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, our common stock. The exercise price is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of shares of our common stock.

      Unless the rights are earlier redeemed or exchanged, if (a) at any time after there is an acquiring person, BT Financial were to be involved in a merger or other business combination (in which any shares of our common stock are changed into or exchanged for other securities or assets) or (b) more than 50% of the assets or earning power of BT Financial and our subsidiaries (taken as a whole) were to be sold or transferred to an acquiring person in one or a series of related transactions, the rights agreement provides that proper provision must be made so that each holder of record of a right will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a fair market value at the time of such transaction equal to two times the exercise price.

      In addition, unless the rights are earlier redeemed or exchanged,

      o if we were to be the surviving corporation in a merger or other business combination with an acquiring person and our common stock remained outstanding (none of which shares were changed into or exchanged for other securities or assets), or

      o if an acquiring person engages in any of a number of "self-dealing" transactions with us specified in the rights agreement, or

      o if any person (other than an exempt person) or group of affiliated or associated persons becomes the beneficial owner of shares of voting stock having more than 10% of our voting power (other than by purchase pursuant to an all cash tender offer for all the voting stock which purchase increases such person's beneficial ownership to 85% or more of the outstanding voting power of our voting stock), or

      o if during such time as there is any acquiring person, there is a reclassification of securities (including any reverse stock split) or any recapitalization or reorganization of BT Financial or any merger or consolidation of us with any of our subsidiaries or any other transaction or series of transactions involving us or any of our subsidiaries any of which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of our equity or any of our subsidiaries or securities exercisable for or convertible into our equity securities or our subsidiaries beneficially owned directly or indirectly by any acquiring person or any affiliate and/or associate of any acquiring person, the rights agreement provides that proper provision must be made so that each holder of record of a right, other than the acquiring person (whose rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the exercise price, that number of shares of our Series A Preferred Stock having a fair market value at the time of such transaction equal to two times the exercise price.

      Your board of directors may, at its option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights (except for rights beneficially owned by an acquiring person or by an associate or affiliate of one and which have become void) for BT Financial common stock at an exchange ratio of one share of our common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after March 27, 1991. Notwithstanding the foregoing, your board of directors is not empowered to effect such exchange at any time after any person (other than an exempt person), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the then outstanding voting power. In any such exchange, we may substitute Series A Preferred Stock (or shares having the same rights, privileges and preferences) for BT Financial common stock exchangeable for rights at the rate set forth in the rights agreement.

      At any time at or prior to the close of business on the fifteenth day after a public announcement that a person has become an Acquiring Person, your board of directors may redeem the rights in whole, but not in part, at a price of $.004 per right. Immediately upon the action of your board of directors authorizing redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

      Until a right is exercised, the holders, as such, will have no rights as a shareholder of BT Financial, including, without limitation, the right to vote or to receive dividends.

      A description of the rights agreement specifying the terms of the rights has been included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the rights agreement included in BT Financial's Form 8-A filed April 26, 1991. This Form 8-A, as amended, is incorporated by reference into this document.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

      Assuming that 1,668,329 shares are tendered in the offer at a price between $18.00 and $20.00 per share, the aggregate purchase price paid by us will be between $30,029,922 and $33,366,580. We expect that our fees and expenses for the offer will be approximately $250,000.

      We have received commitments from SunTrust Bank Atlanta and The Northern Trust Company, subject to the negotiation and execution of definitive documentation, to lend to us up to an aggregate of $30,000,000. The commitments provide that the loans from SunTrust Bank Atlanta and The Northern Trust Company will have identical terms and conditions. Each loan will be in the principal amount of

$15,000,000. The loans are expected to bear interest at the New York Federal Reserve Effective Funds rate plus .90%, LIBOR plus 1.00% or prime less 1.00%, as determined by the borrower. These loans will mature 364 days from their closing and are renewable for additional one year terms upon 60 days prior notice to the lender, subject to the lender's approval. These loans are expected to be secured by a negative pledge on investments held in Bedford Associates of Delaware, Inc., a Delaware investment company and wholly-owned subsidiary of BT Financial. The definitive documentation for these loans will also contain representations and warranties, covenants and other terms customary for loans of this type.

      In the event that SunTrust Bank Atlanta does not loan to us the contemplated $15,000,000, The Northern Trust Company has agreed to lend us up to $30,000,000 upon the terms and conditions described in the preceding paragraph.

      We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from borrowings from SunTrust Bank Atlanta and/or The Northern Trust Company and available cash. We intend to repay these loans from working capital, including dividends from our subsidiaries. In addition, we plan to negotiate a long-term facility to replace these loans.

SECTION 10. INFORMATION ABOUT US.

      GENERAL. We are a bank holding company registered under federal law and incorporated in Pennsylvania. We have one banking subsidiary, Laurel Bank, which is a member of the Federal Reserve System. Laurel Bank conducts business through a network of 73 offices located throughout southwestern Pennsylvania and provides a full range of financial services to individuals, businesses and governmental bodies, including accepting demand, savings and time deposits, safe deposit facilities, electronic banking services, debit cards, money transfer services, and other banking services. Lending services include consumer, real estate, commercial and industrial loans. We have six non-bank subsidiaries:
Laurel Trust Company, a trust company which provides trust and investment services, Laurel Community Development Corporation, a corporation which conducts community development activities, Bedford Associates Inc., which holds and leases property, Bedford Associates of Delaware, Inc., an investment holding company, Laurel Investment Advisors, Inc., which provides investment advisory services, and Flex Financial Consumer Discount Company, which provides consumer finance loans. At December 31, 1999, we had consolidated assets of $2.06 billion, consolidated deposits of $1.60 billion and consolidated shareholders' equity of $185.0 million. At June 30, 2000, we had consolidated assets of $2.04 billion, consolidated deposits of $1.61 billion and consolidated shareholders' equity of $190.8 million.

      Our headquarters are located at BT Financial Plaza, 551 Main Street, Johnstown, Pennsylvania 15907-1146. Our telephone number is (814) 532-3801.

      FINANCIAL STATEMENTS. Our historical financial statements for the year ended December 31, 1999 and the six months ended June 30, 2000, which are filed with the SEC, are incorporated by reference herein.

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND
             SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following summary historical consolidated financial data has been derived from our unaudited supplemental consolidated financial statements and, in the opinion of management, include all adjustments (consisting of normal occurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. All prior period amounts have been restated to reflect the pooling of interests transaction with First Philson Financial Corporation, which was completed on July 14, 1999. Additionally, all shares and per share data have been adjusted to reflect the 5% stock dividend distributed on February 1, 2000 and the 2-for-1 stock split effected in the form of a stock dividend distributed on May 1, 1998. The data should be read in conjunction with the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10Q for the quarter ended June 30, 2000 and the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Copies of these reports may be obtained as described in this document.

      The following summary unaudited pro forma consolidated financial data has been derived from our historical consolidated financial statements adjusted for certain costs and expenses to be incurred as a result of the purchase of shares pursuant to this offer. The summary unaudited pro forma consolidated financial data should be read in conjunction with the summary historical consolidated financial data included herein. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated.

                                 BT FINANCIAL CORPORATION
                          SUMMARY HISTORICAL BALANCE SHEET DATA

                                                 December 31,                             June 30,
                                        ------------------------------          ------------------------------
                                           1999                1998                2000                1999
                                        ----------          ----------          ----------          ----------
                                                                    (in thousands)

Assets:
    Securities                          $  361,882          $  435,815          $  406,636          $  383,873
    Net loans                            1,499,170           1,312,039           1,468,397           1,467,751
    Other assets                           199,620             168,054             160,572             151,038
                                        ----------          ----------          ----------          ----------
        Total Assets                    $2,060,672          $1,915,908          $2,035,605          $2,002,662
                                        ==========          ==========          ==========          ==========

Liabilities:
    Total deposits                      $1,595,119          $1,578,150          $1,611,260          $1,571,431
    Long-term borrowings                   150,010             100,031             150,740             150,022
    Other liabilities                      130,516              48,582              82,850
                                        ----------          ----------          ----------          ----------
        Total Liabilities                1,875,645           1,726,763           1,844,850           1,816,825
                                        ----------          ----------          ----------          ----------

Shareholders' equity:
        Total Shareholders' Equity         185,027             189,145             190,755             185,837
                                        ----------          ----------          ----------          ----------

        Total Liabilities and
          Shareholders' Equity          $2,060,672          $1,915,908          $2,035,605          $2,002,662
                                        ==========          ==========          ==========          ==========

                            BT FINANCIAL CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                December 31, 1999

                                                           Shares Purchased at
                                                       --------------------------
                                                         $18.00         $20.00
                                                        Per Share      Per Share
                                                       -----------    -----------
                                                            (in thousands)

Assets:
    Cash and cash equivalents (2)(3)                   $    65,782    $    62,445
    Interest-bearing bank deposits                             136            136
    Federal funds sold                                      49,000         49,000
    Securities:
         Available for sale, at market                     359,883        359,883
         Held to maturity, at cost                           1,999          1,999
                                                       -----------    -----------
    Total securities                                       361,882        361,882
    Net loans                                            1,499,170      1,499,170
    Property and equipment                                  29,265         29,265
    Other assets                                            55,407         55,407
                                                       -----------    -----------
         Total Assets                                  $ 2,060,642    $ 2,057,305
                                                       ===========    ===========

Liabilities:
    Total deposits                                     $ 1,595,119    $ 1,595,119
    Short-term borrowings (2)(3)                           146,357        146,357
    Other liabilities                                       14,159         14,159
    Long-term borrowings                                   150,010        150,010
                                                       -----------    -----------
         Total Liabilities                               1,905,645      1,905,645
                                                       -----------    -----------

Shareholders' equity:
    Preferred stock, No par value, 2,000,000 shares
         authorized, none issued                                --             --
    Common stock, $5.00 par value, 25,000,000 shares
         authorized, 16,683,294 issued                      83,416         83,416
    Capital surplus                                         58,956         58,956
    Retained earnings                                       53,666         53,666
    Accumulated other comprehensive (loss) income          (11,011)       (11,011)
    Treasury stock (1)(2)(4)                               (30,030)       (33,367)
                                                       -----------    -----------
         Total Shareholders' Equity                        154,997        151,660
                                                       -----------    -----------

         Total Liabiities and Shareholders' Equity     $ 2,060,642    $ 2,057,305
                                                       ===========    ===========

                            BT FINANCIAL CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2000

                                                           Shares Purchased at
                                                       --------------------------
                                                         $18.00         $20.00
                                                        Per Share      Per Share
                                                       -----------    -----------
                                                            (in thousands)

Assets:
    Cash and cash equivalents (2)(3)                   $    70,165    $    66,828
    Interest-bearing bank deposits                             893            893
    Federal funds sold                                       5,000          5,000
    Securities:
         Available for sale, at market                     404,636        404,636
         Held to maturity, at cost                           2,000          2,000
                                                       -----------    -----------
    Total securities                                       406,636        406,636
    Net loans                                            1,468,397      1,468,397
    Property and equipment                                  28,124         28,124
    Other assets                                            56,360         56,360
                                                       -----------    -----------
         Total Assets                                  $ 2,035,575    $ 2,032,238
                                                       ===========    ===========

Liabilities:
    Total deposits                                     $ 1,611,260    $ 1,611,260
    Short-term borrowings (2)(3)                            98,392         98,392
    Other liabilities                                       14,458         14,458
    Long-term borrowings                                   150,740        150,740
                                                       -----------    -----------
         Total Liabilities                               1,874,850      1,874,850
                                                       -----------    -----------

Shareholders' equity:
    Preferred stock, No par value, 2,000,000 shares
         authorized, none issued                                --             --
    Common stock, $5.00 par value, 25,000,000 shares
         authorized, 16,683,294 issued                      83,416         83,416
    Capital surplus                                         58,950         58,950
    Retained earnings                                       59,106         59,106
    Accumulated other comprehensive (loss) income          (10,717)       (10,717)
    Treasury stock (1)(2)(4)                               (30,030)       (33,367)
                                                       -----------    -----------
         Total Shareholders' Equity                        160,725        157,388
                                                       -----------    -----------

         Total Liabilities and Shareholders' Equity    $ 2,035,575    $ 2,032,238
                                                       ===========    ===========

                            BT FINANCIAL CORPORATION
                    SUMMARY HISTORICAL INCOME STATEMENT DATA

                                               Year Ended         Six Months Ended
                                               December 31,           June 30,
                                           -------------------   -------------------
                                             1999       1998       2000       1999
                                           --------   --------   --------   --------
                                             (in thousands, except per share data)

Interest income                            $140,165   $138,926   $ 72,740   $ 67,584
Interest expense                             59,484     60,421     33,279     27,669
                                           --------   --------   --------   --------
  Net interest income                        80,681     78,505     39,461     39,915
Provision for loan losses                     6,099      5,984      2,100      3,170
                                           --------   --------   --------   --------
  Net interest income after provision for
   loan losses                               74,582     72,521     37,361     36,745
Other income                                 16,232     14,761      8,096      8,011
Other expenses                               61,314     57,248     28,048     28,849
                                           --------   --------   --------   --------
  Income before income taxes and
   extraordinary item                        29,500     30,034     17,409     15,907
Income taxes                                  8,686      8,975      5,130      4,588
                                           --------   --------   --------   --------
 Net income                                $ 20,814   $ 21,059   $ 12,279   $ 11,319
                                           ========   ========   ========   ========

Earnings per share
  Basic and Diluted                        $   1.25   $   1.26   $   0.74   $   0.68
  Dividends paid per common share          $   0.71   $   0.61   $   0.41   $   0.33

                            BT FINANCIAL CORPORATION
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                          Shares Purchased at
                                                       -------------------------
                                                        $18.00          $20.00
                                                       Per Share       Per Share
                                                       ---------       ---------
                                                            (in thousands)

Interest income (2)(3)                                  $140,163        $139,946
Interest expense (2)(3)                                   61,704          61,704
                                                        --------        --------
  Net interest income                                     78,459          78,242
Provision for loan losses                                  6,099           6,099
                                                        --------        --------
  Net interest income after provision for
    loan losses                                           72,360          72,143
Other income                                              16,232          16,232
Other expenses                                            61,314          61,314
                                                        --------        --------
  Income before income taxes and
    extraordinary item                                    27,278          27,061
Income taxes (2)(3)                                        7,908           7,832
                                                        --------        --------
  Net income                                            $ 19,370        $ 19,229
                                                        ========        ========

Earnings per share
  Basic and Diluted                                     $   1.29        $   1.28
  Dividends paid per common share                       $   0.71        $   0.71

                            BT FINANCIAL CORPORATION
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2000

                                                          Shares Purchased at
                                                       -------------------------
                                                        $18.00          $20.00
                                                       Per Share       Per Share
                                                       ---------       ---------
                                                            (in thousands)

Interest income (2)(3)                                  $72,739         $72,630
Interest expense (2)(3)                                  34,389          34,389
                                                        -------         -------
  Net interest income                                    38,350          38,241
Provision for loan losses                                 2,100           2,100
                                                        -------         -------
  Net interest income after provision for
    loan losses                                          36,250          36,141
Other income                                              8,096           8,096
Other expenses                                           28,048          28,048
                                                        -------         -------
  Income before income taxes and
    extraordinary item                                   16,298          16,189
Income taxes (2)(3)                                       4,741           4,703
                                                        -------         -------
  Net income                                            $11,557         $11,486
                                                        =======         =======

Earnings per share
Basic and Diluted                                       $  0.77         $  0.76
Dividends                                               $  0.41         $  0.41

                            BT FINANCIAL CORPORATION
                      SELECTED HISTORICAL FINANCIAL RATIOS

                                                Year Ended          Six Months Ended
                                                December 31,            June 30,
                                             -------------------   -------------------
                                               1999       1998       2000       1999
                                             --------   --------   --------   --------

Selected Ratios:
Financial Performance:
    Return on average assets                    1.04%      1.10%      1.21%      1.18%
    Return on average shareholders' equity     11.11%     11.52%     13.22%     12.03%
Capital:
    Leverage Ratio                              8.56%      8.78%      9.06%      8.90%
    Tier I Risk Based Capital                  11.79%     11.96%     12.37%     11.69%
    Total Risk Based Capital                   12.83%     12.94%     13.43%     12.73%
    Dividend Payout Ratio                      57.13%     48.42%     55.70%     48.89%
    Shareholders' equity to total assets        8.98%      9.87%      9.37%      9.28%
    Book value per share                     $ 11.09    $ 11.34    $ 11.43    $ 11.14

Asset Quality:
    Reserve for loan losses as a
         percent of loans,                      1.03%      1.03%      1.06%      1.03%
         net of unearned interest
    Reserve for loan losses as a              160.88%    178.43%    118.97%    154.17%
         percent of nonperforming loans
    Nonperforming loans to total loans,         0.64%      0.58%      0.89%      0.67%
         net of unearned interest

                            BT FINANCIAL CORPORATION
                  UNAUDITED SELECTED PRO FORMA FINANCIAL RATIOS
                                DECEMBER 31, 1999

                                                            Shares Purchased at
                                                           ---------------------
                                                            $18.00      $20.00
                                                           Per Share   Per Share
                                                           ---------   ---------

Selected Ratios:
Financial Performance:
       Return on average assets (2)(3)                       0.97%       0.96%
       Return on average shareholders' equity (2)(3)        12.32%      12.49%
Capital:
       Leverage Ratio (2)                                    7.11%       6.96%
       Tier I Risk Based Capital                             9.79%       9.57%
       Total Risk Based Capital                             10.83%      10.62%
       Dividend Payout Ratio (3)                            55.04%      55.44%
       Shareholders' equity to total assets (2)              7.52%       7.37%
       Book value per share (1)(2)                         $10.32      $10.10

                            BT FINANCIAL CORPORATION
                  UNAUDITED SELECTED PRO FORMA FINANCIAL RATIOS
                                  JUNE 30, 2000

                                                            Shares Purchased at
                                                           ---------------------
                                                            $18.00      $20.00
                                                           Per Share   Per Share
                                                           ---------   ---------

Selected Ratios:
Financial Performance:
       Return on average assets (2)(3)                        1.14%      1.14%
       Return on average shareholders' equity (2)(3)         14.84%     15.07%
Capital:
       Leverage Ratio (2)                                     7.58%      7.42%
       Tier I Risk Based Capital                             10.35%     10.13%
       Total Risk Based Capital                              11.41%     11.19%
       Dividend Payout Ratio (3)                             53.27%     53.60%
       Shareholders' equity to total assets (2)               7.90%      7.74%
       Book value per share (1)(2)                          $10.40     $10.18

                            BT FINANCIAL CORPORATION
               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) The pro forma financial information reflects the repurchase of 1,668,329 shares at $18.00 and $20.00 per share, as indicated.

(2) The balance sheet data give effect to the purchase of shares as of the balance sheet date. The average balances and income statement data give effect to the purchase of shares as of the beginning of each period presented.

(3) The pro forma financial information assumes that the Company incurs the indebtedness described in the offer to effect the purchase of the shares. The pro forma financial statements assume that the indebtedness is issued in the principal amount of $30 million and a 7.40% interest rate. While the company currently believes this to be a reasonable assumption, there can be no assurance that the principal amount of such indebtedness will not be less than $30 million, that the interest rate will not be different, or that the Company will incur such indebtedness. The pro forma data also assumes a reduction of interest income for the interest-earning funds used in excess of the indebtedness source at a rate of 6.5% and a statutory tax rate of 35%. Assuming a 0.125% change in the rate of interest on the indebtedness of $30 million, interest expense would change by approximately $19,000 for the six months ended June 30, 2000 and approximately $38,000 for the year ended December 31, 1999.

(4) No effect has been given to the $250,000 in costs estimated to be incurred in connection with the offer. Such costs will be capitalized as part of the cost of the stock purchased.

      ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

      The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

 SEC FILINGS                                 PERIOD OR DATE FILED
--------------------------------------------------------------------------------
Annual Report on Form 10-K               Year ended December 31, 1999

Quarterly Reports on Form 10-Q           Quarters ended March 31, 2000 and
                                         June 30, 2000

Proxy Statement for 2000 Annual          Filed March 31, 2000
Shareholders Meeting

      We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      The documents incorporated by reference, including particularly our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Reports on Form 10-Q filed since the 1999 Form 10-K, contain financial statements and other information about our financial condition that is being incorporated by reference into this document.

      You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at Investor Relations Department, BT Financial Plaza, 551 Main Street, Johnstown, Pennsylvania 15907-1146, telephone: 1-800-441-6252. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

SECTION 11. INFORMATION ABOUT OUR SHARES; INTEREST OF DIRECTORS AND EXECUTIVE
            OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

      SHARES OUTSTANDING. As of September 26, 2000, the day we announced our offer, we had 16,683,294 issued and outstanding shares of common stock and held no shares in treasury.

      The 1,668,329 shares that we are offering to purchase represent approximately 10% of our issued and outstanding stock as of September 26, 2000. Assuming that we purchase all 1,668,329 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 15,014,965 immediately after the offer.

      INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS. Our proxy statement for our 2000 annual shareholders meeting contains information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers. This proxy statement is incorporated by reference into this document.

      Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. However, all of our directors and executive officers have informed us that they do not intend to tender any shares into our offer.

      TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in our shares during the 60 days before September 29, 2000, except as stated below:

      o Customary and ongoing purchases of shares through reinvestment of dividends under our dividend reinvestment program and purchases under our 401(k) or defined benefit plans. We expect that these plans will, in accordance with their terms, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of our offer.

      Except as otherwise described in this document, and except for customary margin accounts maintained at a broker by some of our directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12. EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
            THE EXCHANGE ACT.

      Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of our offer to ensure a continued trading market for our shares. Based upon published guidelines of the NASD, we do not believe that our purchase of shares under our offer will cause the remaining outstanding shares of our common stock to be delisted from the NASDAQ.

      Our shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under our offer, our shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

      Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in connection with our offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

SECTION 13. LEGAL MATTERS; REGULATORY APPROVALS.

      Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

SECTION 14. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

      The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

      o     a citizen or resident of the United States;

      o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

      o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

      o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

      HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

      SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

      CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from BT Financial Corporation.

      Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

      o results in a "complete termination" of the United States holder's equity interest in BT Financial;

      o results in a "substantially disproportionate" redemption with respect to the United States holder; or

      o is "not essentially equivalent to a dividend" with respect to the United States holder.

      Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

      If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

      If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

      We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

      CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

      SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

      o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in BT Financial if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

      o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

      o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in BT Financial as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

      CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

      SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Shareholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

      BACKUP WITHHOLDING TAX. See Section 3 with respect to the application of United States federal backup withholding tax.

      THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

SECTION 15. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

      We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 7 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

      Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

      If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

      o     increase or decrease the range of prices to be paid for the shares,

      o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock,

      o     decrease the number of shares being sought in our offer, or

      o     materially change the fees to be paid to our dealer manager, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of such period of ten business days.

SECTION 16. FEES AND EXPENSES.

      We have retained Keefe, Bruyette & Woods, Inc. to act as our financial advisor, as the dealer manager and the information agent in connection with our offer. Keefe, Bruyette & Woods as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. Keefe, Bruyette & Woods, will receive reasonable and customary compensation in connection with our offer. We have also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses incurred in connection with our offer, including reasonable fees and expenses of counsel, and to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities in connection with our offer, including liabilities under the federal securities laws. Keefe, Bruyette & Woods, Inc. has rendered various investment banking and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of its trading and brokerage activities, Keefe, Bruyette & Woods, Inc. and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

      Laurel Trust Company, as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

      No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the dealer manager/information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

SECTION 17. MISCELLANEOUS.

      This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

      We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by the dealer managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4 promulgated under the Exchange Act, BT Financial has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BT FINANCIAL OR THE DEALER MANAGER /INFORMATION AGENT.

September 29, 2000

                        THE DEPOSITARY FOR OUR OFFER IS:

                              LAUREL TRUST COMPANY

      By hand delivery, overnight delivery, express or first class mail:

            Laurel Trust Company
            BT Financial Plaza
            551 Main Street, P.O Box 1110
            Johnstown, Pennsylvania 15907-1110

            Facsimile Transmission: (814) 535-7663
            Confirm Facsimile Receipt by telephone: (814) 536-2110

            The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each BT Financial shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

            Any questions or requests for assistance may be directed to the information agent/dealer manager at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

           THE INFORMATION AGENT AND DEALER MANAGER FOR OUR OFFER IS:

                          KEEFE, BRUYETTE & WOODS, INC.
                               211 Bradenton Drive
                             Dublin, Ohio 43017-5034
                      Telephone: (877) 298-6520 (toll free)

                                                                  EXHIBIT (a)(1)

                            BT FINANCIAL CORPORATION

                              LETTER OF TRANSMITTAL

                       To Accompany Shares of Common Stock
           (including the associated preferred share purchase rights)
                                       of
                            BT Financial Corporation
                   Tendered Pursuant To the Offer to Purchase
                            Dated September 29, 2000

THIS OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED. BT FINANCIAL MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                      To: LAUREL TRUST COMPANY, Depositary

By Mail or Overnight Courier:   For Assistance:      By Hand Delivery:
Laurel Trust Company            (814) 536-2110       Laurel Trust Company
BT Financial Plaza                                   BT Financial Plaza
551 Main Street, P.O. Box 1110                       551 Main Street
Johnstown, PA 15907-1110                             Johnstown, PA 15907-1110

THIS LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

FOR THIS LETTER OF TRANSMITTAL TO BE VALIDLY DELIVERED, IT MUST BE RECEIVED BY THE DEPOSITARY AT ONE OF THE ABOVE ADDRESSES BEFORE THE OFFER EXPIRES (IN ADDITION TO THE OTHER REQUIREMENTS DETAILED IN THIS LETTER AND ITS INSTRUCTIONS). DELIVERY OF THIS LETTER OF TRANSMITTAL TO ANOTHER ADDRESS WILL NOT CONSTITUTE A VALID DELIVERY. DELIVERIES TO BT FINANCIAL, THE DEALER MANAGER/INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID DELIVERY.

--------------------------------------------------------------------------------

                         DESCRIPTION OF SHARES TENDERED

--------------------------------------------------------------------------------

                 Name(s) and Address(es) of Registered Holder(s)

                                 Shares Tendered
    (If Blank, Please Fill in Exactly as Name(s) Appear(s) on Certificate(s))
                      (Attach Additional List if Necessary)

--------------------------------------------------------------------------------

                               Total Number of Shares
                                   Represented by           Number of Shares
   Certificate Number(s)(1)       Certificate(s)(1)            Tendered(2)
   ---------------------       ----------------------       ----------------

  Total Certificated Shares Tendered:                     __________________

  Total Dividend Reinvestment Program Shares Tendered(4): __________________

  Total Shares Tendered By Book-Entry:                    __________________

  TOTAL SHARES TENDERED:                                  __________________

Indicate in this box the order (by certificate number) in which shares are to be purchased in the event of proration (attach additional signed list if necessary): (1)(3)

1st:
2nd:
3rd:
4th:

      (1) Need not be completed if shares are delivered by book-entry transfer.
      (2) If you desire to tender fewer than all shares evidenced by any certificates listed, please indicate in this column the number of shares you wish to tender. Otherwise, all shares evidenced by such certificates will be deemed to have been tendered. See Instruction 4.
      (3) If you do not designate an order, in the event less than all shares tendered are purchased due to proration, shares will be selected for purchase by the depositary. See Instruction 9.
      (4) See box below regarding tendering dividend reinvestment program shares. See also Instruction 17.

WHEN THIS LETTER OF TRANSMITTAL SHOULD BE USED:

You should complete this letter of transmittal only if:

      o you are including with this letter certificates representing the shares that you are tendering (or the certificates will be delivered pursuant to a notice of guaranteed delivery you have previously sent to the depositary),

      o you are tendering shares held through the BT Financial Automatic Dividend Reinvestment Plan, or

      o you are concurrently tendering shares by book-entry transfer to the account maintained by the depositary at The Depository Trust Company (the "book-entry transfer facility") pursuant to section 3 of the offer to purchase and you are not (1) using an agent's message (as defined in Instruction 2) or (2) providing the acknowledgement required by the automated tender offer program.

      If you want to tender your shares into the offer but (1) your certificates are not immediately available, (2) you cannot deliver all documents required by this letter of transmittal to the depositary before the offer expires, or (3) you cannot comply with the procedure for book-entry transfer on a timely basis, you can still tender your shares if you comply with the guaranteed delivery procedure set forth in section 3 of the offer to purchase. See Instruction 2.

      This letter of transmittal may not be used for shares held in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees. Laurel Trust Company, as trustee of each of these plans, has the sole discretion to determine whether to tender any shares held in these plans. Laurel Trust Company has informed us that it does not intend to tender any shares held in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees. See Instruction 16.

                ADDITIONAL INFORMATION REGARDING TENDERED SHARES

[ ] Check here if any certificate evidencing the shares you are tendering with this letter of transmittal has been lost, stolen, destroyed or mutilated. If so, you must complete an Affidavit of Loss and return it with your letter of transmittal. A bond may be required to be posted by you to secure against the risk that the certificates may be recirculated. Please call Laurel Trust Company, as the transfer agent for the shares, at
      (814) 536-2110 to get an Affidavit of Loss, for further instructions and for a determination as to whether you will need to post a bond. See Instruction 14.

[ ] Check here if tendered shares are being delivered by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility and complete the following (only financial institutions that are participants in the system of any book-entry transfer facility may deliver shares by book-entry transfer):

     Name of Tendering Institution: _____________________________________

     Account Number: ____________________________________________________

     Transaction Code Number:____________________________________________

[ ] Check here if tendered shares are being delivered pursuant to a notice of guaranteed delivery previously sent to the depositary and complete the following:

     Name(s) of Registered Owner(s): ____________________________________

     Date of Execution of Notice of Guaranteed Delivery: ________________

     Name of Institution which Guaranteed Delivery: _____________________

     Account Number: ____________________________________________________

   TENDER OF SHARES HELD IN BT FINANCIAL AUTOMATIC DIVIDEND REINVESTMENT PLAN
                              (SEE INSTRUCTION 17)

Complete this section if you want to tender shares held in BT Financial's automatic dividend reinvestment plan. Please check only one box. If you check more than one box, or you check the second box but do not indicate a number of shares, none of the shares held in your dividend reinvestment program account will be tendered.

[ ] I instruct the program administrator to tender ALL of the shares credited to my dividend reinvestment program account.

[ ] I instruct the program administrator to tender the following number of shares credited to my dividend reinvestment program account.

      Number of shares: ________________

                        PRICE AT WHICH YOU ARE TENDERING
                               (SEE INSTRUCTION 5)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below instead of the box under "Shares tendered at a price determined pursuant to the offer," you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by BT Financial for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

         PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ]  $18.000  [ ]  $18.500  [ ]  $19.000  [ ] $19.500  [ ] $20.000
[ ]  $18.125  [ ]  $18.625  [ ]  $19.125  [ ] $19.625
[ ]  $18.250  [ ]  $18.750  [ ]  $19.250  [ ] $19.750
[ ]  $18.375  [ ]  $18.875  [ ]  $19.375  [ ] $19.875

                                       OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

[ ] By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by BT Financial in accordance with the terms of the offer. This action will maximize the chance of having BT Financial purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $18.00.

                                    ODD LOTS
                               (SEE INSTRUCTION 8)

Complete this section only if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (including any shares held in BT Financial's automatic dividend reinvestment plan, but not including any shares held in the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees) and are tendering all of your shares.

You either (check one box):

[ ] are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

[ ] are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

                               CONDITIONAL TENDER
                              (SEE INSTRUCTION 15)

You may condition your tender of shares on BT Financial purchasing a specified minimum number of your tendered shares, all as described in section 6 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by BT Financial in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[ ] The minimum number of shares that must be purchased, if any are purchased, is: ____________ shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, BT Financial may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[ ]   The tendered shares represent all shares held by me.

SPECIAL PAYMENT INSTRUCTIONS
(SEE INSTRUCTIONS 1, 6, 7 AND 10)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be issued in the name of someone other than you, or if you want shares that you delivered by book-entry transfer to be returned by credit to an account at the book-entry transfer facility other than the one designated earlier.

      Issue:  [ ] Check
              [ ] Certificate(s)
      to:

      Name: ________________________________________
            (Please Print)

      Address: _____________________________________

      ______________________________________________
            (Include Zip Code)

      ______________________________________________
      (Tax Identification or Social Security Number)
      (See Substitute Form W-9)

[ ] Credit shares delivered by book-entry transfer and not purchased to the account set forth below:

    Account Number: ________________________________

SPECIAL DELIVERY INSTRUCTIONS
(SEE INSTRUCTIONS 1, 6, 7 AND 10)

Complete this box only if you want certificate(s) for shares not tendered or not purchased and/or any check for the purchase price to be mailed or sent to someone other than you or to you at an address other than that designated earlier.

      Mail:   [ ] Check
              [ ] Certificate(s)
      to:

      Name: ________________________________________
            (Please Print)

      Address: _____________________________________

      ______________________________________________
            (Include Zip Code)

BT Financial has no obligation, pursuant to the "Special Payment Instructions," to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if BT Financial does not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

           NOTE: SIGNATURES MUST BE PROVIDED IN THE BOX BELOW LABELED "IMPORTANT - SHAREHOLDERS SIGN HERE" IF YOU WANT TO TENDER YOUR SHARES.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

To Laurel Trust Company:

      The undersigned hereby tenders to BT Financial Corporation, a Pennsylvania corporation, the above-described shares of BT Financial's common stock, $5.00 par value per share, at the price per share indicated in this letter of transmittal, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase, dated September 29, 2000, receipt of which is hereby acknowledged, and in this letter of transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of March 27, 1991, as amended, between BT Financial and BT Management Trust Company, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

      Subject to, and effective upon, acceptance for payment of the shares tendered in accordance with the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, the undersigned agrees to sell, assign and transfer to, or upon the order of, BT Financial all right, title and interest in and to all shares tendered and orders the registration of all shares if tendered by book-entry transfer and irrevocably constitutes and appoints the depositary as the true and lawful agent and attorney-in-fact of the undersigned with respect to the shares with full knowledge that the depositary also acts as the agent of BT Financial, with full power of substitution (the power of attorney being deemed to be an irrevocable power coupled with an interest), to:

      1. deliver certificate(s) representing the shares or transfer ownership of the shares on the account books maintained by the book-entry transfer facility, together, in either case, with all accompanying evidences of transfer and authenticity, to or upon the order of BT Financial upon receipt by the depositary, as the undersigned's agent, of the purchase price with respect to the shares;

      2. present certificates for the shares for cancellation and transfer on BT Financial's books; and

      3. receive all benefits and otherwise exercise all rights of beneficial ownership of the shares, subject to the next paragraph, all in accordance with the terms and subject to the conditions of the offer.

The undersigned covenants, represents and warrants to BT Financial that:

      1. the undersigned has full power and authority to tender, sell, assign and transfer the shares tendered hereby and when and to the extent accepted for payment, BT Financial will acquire good, marketable and unencumbered title to the tendered shares, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of the shares, and not subject to any adverse claims;

      2. the undersigned understands that tenders of shares pursuant to any one of the procedures described in section 3 of the offer to purchase and in the instructions to this letter of transmittal will constitute the undersigned's acceptance of the terms and conditions of the offer, including the undersigned's representation and warranty that (a) the undersigned has a "net long position," within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, in the shares or equivalent securities at least equal to the shares being tendered, and (b) the tender of shares complies with Rule 14e-4;

      3. the undersigned will, upon request, execute and deliver any additional documents deemed by the depositary or BT Financial to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered; and

      4. the undersigned has read, understands and agrees to all of the terms of the offer.

      The undersigned understands that BT Financial's acceptance of shares tendered pursuant to any one of the procedures described in section 3 of the offer to purchase and in the instructions to this letter of transmittal will constitute a binding agreement between the undersigned and BT Financial upon the terms and subject to the conditions of the offer. The undersigned acknowledges that under no circumstances will BT Financial pay interest on the purchase price, including without limitation, by reason of any delay in making payment.

      The name(s) and address(es) of the registered holder(s) should be printed, if they are not already printed above, exactly as they appear on the certificates evidencing shares tendered. The certificate numbers, the number of shares evidenced by the certificates, the number of shares that the undersigned wishes to tender, and the price at which the shares are being tendered should be set forth in the appropriate boxes above.

      The undersigned understands that BT Financial will determine a single per share price, not greater than $20.00 nor less than $18.00, that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering shareholders. BT Financial will select the lowest purchase price that will allow it to buy 1,668,329 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares acquired in the offer will be acquired at the same purchase price. All shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the offer to purchase. Shares tendered at prices in excess of the purchase price that is selected by BT Financial and shares not purchased because of proration or conditional tenders will be returned without expense to the shareholder.

      The undersigned recognizes that under the circumstances set forth in the offer to purchase BT Financial may terminate or amend the offer or may postpone the acceptance for payment of, or the payment for, shares tendered or may accept for payment fewer than all of the shares tendered. The undersigned understands that certificate(s) for any shares not tendered or not purchased will be returned to the undersigned at the address indicated above, unless otherwise indicated in the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" above. The undersigned acknowledges that BT Financial has no obligation, pursuant to the "Special Payment Instructions" box, to transfer any certificate for shares from the name of its registered holder(s), or to order the registration or transfer of any shares tendered by book-entry transfer, if BT Financial does not purchase any of the shares represented by such certificate or tendered by such book-entry transfer.

      The check for the aggregate net purchase price for the shares tendered and purchased will be issued to the order of the undersigned and mailed to the address indicated above, unless otherwise indicated in the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" above.

      All authority conferred or agreed to be conferred by this letter of transmittal will survive the death or incapacity of the undersigned, and any obligation of the undersigned will be binding on the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the offer to purchase, this tender is irrevocable.

                                    IMPORTANT

                             STOCKHOLDERS SIGN HERE
         (PLEASE COMPLETE AND RETURN THE ATTACHED SUBSTITUTE FORM W-9.)

(Must be signed by the registered holder(s) exactly as such holder(s) name(s) appear(s) on certificate(s) for shares or on a security position listing or by person(s) authorized to become the registered holder(s) thereof by certificates and documents transmitted with this letter of transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 6.)

___________________________________________________________

___________________________________________________________
               (Signature(s) of Owner(s))

Dated: _____________________, 2000

Name(s): __________________________________________________

         __________________________________________________
               (Please Print)

Capacity (full title): ____________________________________

Address: __________________________________________________

         __________________________________________________
               (Include Zip Code)

Daytime Area Code and Telephone Number: ___________________

Tax Identification or Social Security Number: _____________

                            (SEE SUBSTITUTE FORM W-9)

              GUARANTEE OF SIGNATURE(S) (SEE INSTRUCTIONS 1 AND 6)

Authorized Signature: ________________________________

Name: ________________________________________________
                   (Please Print)

Title: _______________________________________________

Name of Firm: ________________________________________

Address: _____________________________________________
                 (Include Zip Code)

Area Code and Telephone Number: ______________________

Dated: ________________________, 2000

PAYER: LAUREL TRUST COMPANY
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SUBSTITUTE FORM W-9      PART I - TAXPAYER IDENTIFICATION NUMBER - FOR ALL
DEPARTMENT OF THE        ACCOUNTS, ENTER TAXPAYER IDENTIFICATION NUMBER IN
TREASURY INTERNAL        THE BOX BELOW AND CERTIFY BY SIGNING AND DATING
REVENUE SERVICE          BELOW.
                         Note: If the account is in more than one name, see the chart in the enclosed guidelines to determine which number to give the payer.

                         _______________________________
                         Social security number
                         Or

                         _______________________________
                         Employer identification number

--------------------------------------------------------------------------------
                         PART II - For payees exempt from backup withholding, please write "EXEMPT" here (see the enclosed guidelines):

                         _______________________________

--------------------------------------------------------------------------------
PAYER'S REQUEST FOR      PART III - Certification - UNDER PENALTIES OF
TAXPAYER NUMBER (TIN)    PERJURY, II CERTIFY THAT (1) The number shown on
                         this form is my correct Taxpayer Identification
                         Number (or I am waiting for a number to be
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         issued to me), and (2) I am not subject to backup withholding because:

                         o     I am exempt from backup withholding, or

                         o I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or

                         o the IRS has notified me that I am no longer subject to backup withholding.

--------------------------------------------------------------------------------
                         Certification Instructions - You must cross out item
                         (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting of interest or dividends on your tax return and you have not been notified by the IRS that you are no longer subject to backup withholding. (Also, see instructions in the enclosed guidelines.)

                         Signature: ___________________________________

                         Date:  __________________, 2000

--------------------------------------------------------------------------------

NOTE: Failure to complete and return this form may result in backup withholding of 31% of any payments made to you pursuant to the offer. Please review the enclosed guidelines for certification of taxpayer identification number on Substitute Form W-9 for additional details. You must complete the following certificate if you are awaiting (or will soon apply for) a taxpayer identification number.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

      I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and that I mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 above (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), if I do not provide a taxpayer identification number to the depositary within sixty (60) days, the depositary is required to withhold 31% of all cash payments made to me thereafter until I provide a number.

Signature: _______________________________            Date: _____________, 2000

Name: ____________________________________
            (Please Print)

Address: _________________________________

__________________________________________

                                  INSTRUCTIONS
             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER.

      1. GUARANTEE OF SIGNATURES. Depending on how the certificates for your shares are registered and to whom you want payments or deliveries made, you may need to have the signatures on this letter of transmittal guaranteed by an eligible guarantor institution. No signature guarantee is required if either:

      o this letter of transmittal is signed by the registered holder(s) of the shares tendered (which, for these purposes, includes any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder(s) appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" above; or

      o the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.

      In all other cases, including if you have completed either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" above, an eligible guarantor institution must guarantee all signatures on this letter of transmittal. You may also need to have any certificates you deliver endorsed or accompanied by a stock power, and the signatures on these documents also may need to be guaranteed. See Instruction 6.

      2. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES. For your shares to be properly tendered, either (1) or (2) below must happen:

      (1) The depositary must receive all of the following at its address above in this letter of transmittal before or on the date BT Financial's offer expires:

      o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this Instruction 2 or (c) in the case of shares held in the BT Financial automatic dividend reinvestment plan, completion of the appropriate sections of this letter of transmittal; and

      o one of (a) properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in this Instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in this Instruction 2, and

      o     any other documents required by this letter of transmittal.

      (2) You must comply with the guaranteed delivery procedure set forth below.

      Book-Entry Delivery. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Delivery of this letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      Agent's Message. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of this letter of transmittal and that BT Financial may enforce such agreement against them.

      Automated Tender Offer Program. Participants in the book-entry transfer facility may also tender their shares in accordance with the automated tender offer program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agrees to be bound by this letter of transmittal and that we may enforce such agreement against them.

      Guaranteed Delivery. If you want to tender your shares but your share certificate(s) are not immediately available or cannot be delivered to the depositary before the offer expires, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the offer expires, your shares may still be tendered, if all of the following conditions are satisfied:

      o     the tender is made by or through an eligible guarantor institution;

      o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form provided with this letter of transmittal, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

      o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

            o one of (a) the certificates for the shares, (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in this Instruction 2 or (c) in the case of shares held in the BT Financial automatic dividend reinvestment plan, completion of the appropriate sections of this letter of transmittal, and

            o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an agent's message" of the type described in this Instruction 2 in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in this Instruction 2, and

      o     any other documents required by this letter of transmittal.

      THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT

YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

      Except as specifically permitted by section 6 of the offer to purchase, BT Financial will not accept any alternative, conditional or contingent tenders, nor will it purchase any fractional shares, except as expressly provided in the offer to purchase. All tendering shareholders, by execution of this letter of transmittal or a manually signed facsimile of this letter of transmittal, waive any right to receive any notice of the acceptance of their tender.

      3. INADEQUATE SPACE. If the space provided in the box entitled "Description of Shares Tendered" above is inadequate, the certificate numbers and/or the number of shares should be listed on a separate signed schedule and attached to this letter of transmittal.

      4. PARTIAL TENDERS AND UNPURCHASED SHARES. (This paragraph does not apply to shareholders who tender by book-entry transfer.) If fewer than all of the shares evidenced by any certificate are to be tendered, fill in the number of shares that are to be tendered in the column entitled "Number of Shares Tendered" in the box entitled "Description of Shares Tendered" above. In that case, if any tendered shares are purchased, a new certificate for the remainder of the shares (including any shares not purchased) evidenced by the old certificate(s) will be issued and sent to the registered holder(s), unless otherwise specified in either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" in this letter of transmittal, as soon as practicable after the expiration date. Unless otherwise indicated, all shares represented by the certificate(s) set forth above and delivered to the depositary will be deemed to have been tendered.

      If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

      5. INDICATION OF PRICE AT WHICH SHARES ARE BEING TENDERED. If you want to tender your shares you must properly complete the pricing section of this letter of transmittal, which is called "Price At Which You Are Tendering". You must check one box in the pricing section. If more than one box is checked or no box is checked, your shares will not be properly tendered. If you want to tender portions of your shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in section 4 of the offer to purchase.

      6. SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND ENDORSEMENTS.

      Exact Signature. If this letter of transmittal is signed by the registered holder(s) of the shares tendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without any change whatsoever.

      Joint Holders. If the shares tendered are registered in the names of two or more joint holders, each holder must sign this letter of transmittal.

      Different Names on Certificates. If any tendered shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal (or manually signed facsimiles) as there are different registrations of certificates.

      Endorsements. When this letter of transmittal is signed by the registered holder(s) of the shares tendered, no endorsements of certificates representing the shares or separate stock powers are required unless payment is to be made or the certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s). Signature(s) on the certificate(s) must be guaranteed by an eligible institution.

      If this letter of transmittal is signed by a person other than the registered holder(s) of the certificates listed, or if payment is to be made or certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificates, and the signatures on the certificates or stock powers must be guaranteed by an eligible institution. See Instruction 1.

      Signatures of Fiduciaries. If this letter of transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, that person should so indicate when signing and must submit proper evidence satisfactory to BT Financial of his or her authority to so act.

      7. STOCK TRANSFER TAXES. Except as provided in this Instruction 7, no stock transfer tax stamps or funds to cover tax stamps need accompany this letter of transmittal. BT Financial will pay any stock transfer taxes payable on the transfer to it of shares purchased pursuant to the offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder(s); (b) shares not tendered or rejected for purchase are to be registered in the name(s) of any person(s) other than the registered holder(s); or (c) certificates representing tendered shares are registered in the name(s) of any person(s) other than the person(s) signing this letter of transmittal, then the depositary will deduct from the purchase price the amount of any stock transfer taxes (whether imposed on the registered holder(s), other person(s) or otherwise) payable on account of the transfer to that person, unless satisfactory evidence of the payment of the taxes or any exemption therefrom is submitted.

      8. ODD LOTS. If BT Financial is to purchase fewer than all shares properly tendered and not properly withdrawn, the shares purchased first will consist of all shares properly tendered by any shareholder who owns, beneficially or of record, an aggregate of fewer than 100 shares (including shares held in BT Financial's automatic dividend reinvestment plan, but not including any shares held in the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees) and who tenders all of the holder's shares at or below the purchase price. This preference will not be available unless the section captioned "Odd Lots" is completed.

      9. ORDER OF PURCHASE IN EVENT OF PRORATION. As described in section 1 of the offer to purchase, shareholders can specify in the "Description of Shares Tendered" box of this letter of transmittal the order in which specified portions of their shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased in the tender offer. The order of purchase may have an effect on the federal income tax treatment of the purchase price for the shares purchased. See sections 1 and 14 of the offer to purchase.

      10. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If certificate(s) for shares not tendered or not purchased and/or check(s) are to be issued in the name of a person other than the signer of this letter of transmittal or if the certificates and/or checks are to be sent to someone other than the person signing this letter of transmittal or to the signer at a different address, the box entitled "Special Payment Instructions" and/or the box entitled "Special Delivery Instructions" on this letter of transmittal should be completed as applicable and signatures must be guaranteed as described in Instruction 1.

      11. IRREGULARITIES. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by BT Financial in its sole discretion and that determination will be final and binding on all parties. BT Financial reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. BT Financial also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and BT Financial's interpretation of the terms of the tender offer (including these Instructions) will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by BT Financial. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, BT Financial determines. Neither BT Financial, nor any of the depositary, the information agent/dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      12. QUESTIONS AND REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Questions and requests for additional copies of the offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth the back page of the offer to purchase and set forth below.

      13. TAX IDENTIFICATION NUMBER AND BACKUP WITHHOLDING. Federal income tax law generally requires that a shareholder whose tendered shares are accepted for purchase, or the shareholder's assignee (in either case, the "payee"), provide the depositary with the payee's correct Taxpayer Identification Number ("TIN"), which, in the case of a payee who is an individual, is the payee's social security number. If the depositary is not provided with the correct TIN or an adequate basis for an exemption, the payee may be subject to penalties imposed by the IRS and backup withholding in an amount equal to 31% of the gross proceeds received pursuant to the offer. If withholding results in an overpayment of taxes, a refund may be obtained.

      To prevent backup withholding, each payee must provide the payee's correct TIN by completing the Substitute Form W-9 set forth in this letter of transmittal, certifying that the TIN provided is correct (or that the payee is awaiting a TIN) and that

      o     the payee is exempt from backup withholding,

      o the payee has not been notified by the Internal Revenue Service that the payee is subject to backup withholding as a result of a failure to report all interest or dividends, or

      o the Internal Revenue Service has notified the payee that the payee is no longer subject to backup withholding.

      If the payee lacks a TIN, the payee should

      o consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for instructions on applying for a TIN,

      o write "Applied For" in the space provided in Part 1 of the Substitute Form W-9, and

      o sign and date the Substitute Form W-9 and the Certificate of Awaiting Taxpayer Identification Number set forth in this document.

If the payee does not provide the payee's TIN to the depositary within sixty
(60) days, backup withholding will begin and continue until the payee furnishes the payee's TIN to the depositary. Note that writing "Applied For" on the Substitute Form W-9 means that the payee has already applied for a TIN or that the payee intends to apply for one in the near future.

      If shares are held in more than one name or are not in the name of the actual owner, consult the W-9 guidelines for information on which TIN to report.

      Exempt payees (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt payee should write "Exempt" in Part 2 of the Substitute Form W-9. See the enclosed W-9 guidelines for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, that person must submit a completed IRS Form W-8 Certificate of Foreign Status or a Substitute Form W-8, signed under penalty of perjury attesting to the exempt status. This form may be obtained from the depositary.

      Non-United States holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

      14. LOST, STOLEN, DESTROYED OR MUTILATED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Laurel Trust Company, the transfer agent for our shares, at 800-542-5978 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with this letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Laurel Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

      15. CONDITIONAL TENDERS. As described in section 6 of the offer to purchase, you may tender shares subject to the condition that all or a specified minimum number of your shares tendered pursuant to this letter of transmittal or a notice of guaranteed delivery must be purchased if any shares tendered are purchased.

      If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in this letter of transmittal or, if applicable, the notice of guaranteed delivery. In the box in this letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased.

      As discussed in section 6 of the offer to purchase, proration may affect whether BT Financial accepts conditional tenders and may result in shares tendered pursuant to a conditional tender being deemed withdrawn if the minimum number of shares would not be purchased. If, because of proration, the minimum number of shares that you designate will not be purchased, BT Financial may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. Upon selection by lot, if any, BT Financial will limit its purchase in each case to the designated minimum number of shares.

      All tendered shares will be deemed unconditionally tendered unless the "Conditional Tender" box is completed.

      The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to the offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale rather than dividend treatment. Each shareholder is urged to consult his or her own tax advisor.

      16. PENSION PLANS. Participants in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees may not use this letter of transmittal to direct the tender of shares allocated to their accounts under either of those plans. The determination whether to tender any shares held in either the BT Financial Corporation 401(k) Plan for Banking Employees or the BT Financial Corporation Defined Benefit Plan for Banking Employees will be made solely by Laurel Trust Company, as trustee of both plans. Laurel Trust Company has informed us that they do not intend to tender any shares held in either plan.

      17. AUTOMATIC DIVIDEND REINVESTMENT PLAN. If you want to tender shares of BT Financial common stock held in your program account under BT Financial's automatic dividend reinvestment plan, you must

      o complete the box in this letter of transmittal entitled "Tender of Shares Held in BT Financial Automatic Dividend Reinvestment Plan" by choosing the option to tender all of your shares in the program account or the option to tender a specific number of shares held in your program account (if the box is not completed, no shares held in your program account will be tendered), and

      o indicate the number of shares being tendered from the automatic dividend reinvestment plan account in the box in this letter of transmittal entitled "Description of Shares Tendered."

      As with shares held outside the automatic dividend reinvestment plan, you may submit portions of the shares held in your automatic dividend reinvestment plan account at different prices, but you must complete a separate letter of transmittal for each price at which you tender shares. However, the same shares cannot be tendered at more than one price, unless previously and properly withdrawn as provided in section 4 of the offer to purchase.

      Shares held in an automatic dividend reinvestment plan account are counted as being owned beneficially or of record when calculating whether a shareholder is an odd lot holder. If a participant in the automatic dividend reinvestment plan is an odd lot holder and wants to obtain the benefit of the odd lot priority, the participant must complete the box in this letter of transmittal entitled "Odd Lots" and must tender all of the holder's shares held both in the holder's automatic dividend reinvestment plan account and outside such account.

      Please note that you need to be the record holder of at least 100 shares to be able to participate in the automatic dividend reinvestment plan. If your share ownership falls below 100 shares by means of the tender and purchase of a portion of your shares in the tender offer, you may not be able to participate in the automatic dividend reinvestment plan.

      If you tender shares held in your automatic dividend reinvestment plan account, all such shares credited to your program account, including fractional shares, will be tendered, unless otherwise specified in the box entitled "Tender of Shares Held in BT Financial Automatic Dividend Reinvestment Plan."

      The information agent and dealer manager for BT Financial's offer is:

                          KEEFE, BRUYETTE & WOODS, INC.
                               211 Bradenton Drive
                             Dublin, Ohio 43017-5034
                      Telephone: (877) 298-6520 (toll free)